Exhibit 5.1

[ESCM Letterhead]

March 29, 2012

Board of Directors

Generex Biotechnology Corporation

33 Harbour Square, Suite 202

Toronto, Ontario

Canada M5J 2G2

Re: Registration Statement on Form S-1/A (Amendment No. 2)

Ladies and Gentlemen:

We have acted as counsel for Generex Biotechnology Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1/A (Amendment No. 2) (the “Registration Statement”) relating to the offering of up to 110,934,409 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), representing (i) 34,481,866 shares of Common Stock issuable upon exercise of certain warrants sold in the Company’s March 31, 2008 offering, (ii) 8,844,926 shares of Common Stock issuable upon exercise of certain warrants sold in the Company’s June 15, 2009 offering, (iii) 3,572,971 shares of Common Stock issuable upon exercise of certain warrants sold in the Company’s August 6, 2009 offering, (iv) 6,022,651 shares of Common Stock issuable upon exercise of certain warrants sold in the Company’s September 14, 2009 offering, (v) 4,000,000 shares of Common Stock issuable upon exercise of certain warrants sold in the Company’s January 25, 2011 offering, (vi) 3,333,331 shares of Common Stock issuable upon exercise of the warrants sold in the Company’s July 7, 2011 offering, (vii) 32,666,666 shares of Common Stock issuable (A) upon conversion of the Series B 9% Convertible Preferred Stock (“Series B Preferred Stock”) sold in the Company’s February 1, 2012 offering, (B) upon exercise of the warrants sold in the Company’s February 1, 2012 offering and (C) in lieu of the cash payment of dividends on the Series B Preferred Stock payable through February 2, 2015; (viii) 13,696,373 shares of Common Stock consisting of (A) additional shares of Common Stock that may be issuable upon the triggering of ratchet provisions of 55,148,530 currently outstanding warrants that were issued in the Company’s March 31, 2008, January 25, 2011, July 7, 2011 and February 1, 2012 offerings and (B) additional shares of Common Stock that may be issuable upon the triggering of ratchet provisions of the Series B Preferred Stock; (ix) an aggregate of 865,625 shares of Common Stock issuable upon the exercise of warrants issued to employees, placement agents and consultants of the Company; and (x) an aggregate of 3,450,000 shares of Common Stock issued to placement agents and consultants of the Company. All of the foregoing warrants are referred to herein collectively as the “Warrants.” All of the Shares are being registered on behalf of holders of shares of Common Stock and/or holders of securities convertible or exercisable into shares of Common Stock.

As counsel to the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. We are familiar with the Registration Statement. We have reviewed the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date. We have also made such investigations of law as we have considered necessary or appropriate to form a basis for this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity and accuracy of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals.

Based upon the foregoing, we are of the opinion that: (i) the Shares to be issued upon the conversion of, and as dividend payments on, the Series B Preferred Stock have been duly authorized and, when issued upon such conversion or as dividend payments in accordance with the terms of the Series B Preferred Stock, will be validly issued, fully paid and non-assessable; (ii) the Shares to be issued upon exercise of the Warrants have been duly authorized and, when issued upon exercise of the Warrants to which they relate, will be validly issued, fully paid and non-assessable; and (iii) the Shares heretofore issued to placement agents and consultants of the Company have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinion herein is limited to the Delaware General Corporation Law and the federal laws of the United States of America, to the extent applicable.

This opinion is limited to the facts and law as they may appear to us on the date hereof, and we assume no responsibility to update this opinion for changes in the law or new facts which may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott, LLC

Eckert Seamans Cherin & Mellott, LLC

gam/blm

2